EXHIBIT 99.1
CONFIDENTIAL DRAFT 5-30-08 4 PM
HANDLEMAN COMPANY EXITING MUSIC BUSINESS
IN NORTH AMERICA
Sale of Wal-Mart Related and Selected Other Assets
and Operations to Anderson Merchandisers, L.P.
Troy, Michigan – June 2, 2008 – In a major step in its continuing efforts to address the rapid and fundamental changes under way in the music industry, Handleman Company (Pink Sheets: HDLM) today announced that it is exiting the music business in North America. Handleman will continue to operate its other businesses as usual as it explores opportunities to maximize value for the benefit of the Company’s stakeholders.
In connection with its decision to exit the North American music business, Handleman has entered into a definitive agreement pursuant to which it has sold music inventory and selected other assets related to its Wal-Mart business in the U.S. to Anderson Merchandisers, L.P. (“Anderson”), of Amarillo, Texas. Sales to Wal-Mart stores currently constitute a substantial majority of Handleman’s U.S. music sales. Handleman will work with its other U.S. music customers over the next few months to assist them in achieving a smooth transition to other music suppliers.
Separately, Handleman has also agreed in principle to sell substantially all of the assets and operations of its Canadian subsidiary to Anderson. Completion of that transaction is expected to occur shortly after receipt of Canadian regulatory approval, which the parties expect to receive in the near future.
Albert A. Koch, President and Chief Executive Officer of Handleman, said, “Our decision to exit the North American music business was difficult but unavoidable. CD music sales have been declining at double-digit rates for several years both industry-wide and at our customers’ stores, resulting in a sharp drop-off in our business. Unfortunately, even the significant steps we’ve taken over the past two years to reduce our costs have not enabled the Company to return to profitability. We have reluctantly concluded that there simply were not enough further cost reduction opportunities available to offset the margin erosion in future years from continuing sales declines.
“As to the timing of our decision, we took into consideration a number of factors, including indications from existing customers of their reluctance to maintain long-term relationships with multiple music distributors in a shrinking market, a growing question in our minds whether our key music suppliers would provide trade terms sufficient for us to support our customers for the peak holiday shipment season, and uncertainty whether our credit agreements would permit sufficient liquidity to operate normally through the upcoming Christmas season if our suppliers did not return to historical trade terms.
“Taking all these factors into consideration, we determined that exiting the North American music business now, in the transactions announced today, was in the best interest of our customers, vendors, employees, shareholders and other stakeholders. We regret the impact of this decision on many of our employees, and will do our best to assist them at this difficult time. We also will work with our valued customers and vendors to achieve a smooth, seamless and timely transition.”
In conjunction with these actions, Handleman will be reducing its U.S.-based work force by approximately 260 positions over the next several weeks. Most of these reductions are expected to occur at the Company’s headquarters in Troy, Michigan, and its distribution facility in Indianapolis, Indiana. It is anticipated that some U.S.-based employees, particularly field service personnel, will be offered opportunities by Anderson. Handleman said that in addition to providing severance benefits to affected U.S. employees, it has engaged Right Management, a leading provider of career continuation services, to assist these employees with their career transition. Anderson, which currently has no operational presence in Canada, is expected to retain substantially all of Handleman’s approximately 230 Canada-based employees when the contemplated Canadian transaction is completed.
“The support of our lenders means that we have sufficient liquidity to operate while we complete the wind-down of our North American music business and continue to explore opportunities to maximize the value of other assets and operations for the benefit of our stakeholders,” Mr. Koch said. “If we are able to generate cash proceeds in excess of what is needed to satisfy the

Company’s obligations, we currently intend to distribute any such proceeds to our shareholders rather than pursue reinvestment opportunities.”
The Company currently anticipates that shareholders will receive a cash distribution. Whether there will be any excess cash proceeds for distribution to shareholders is subject to a number of material risks and uncertainties that may prevent any such distribution from occurring. Accordingly, while the Company believes that a cash distribution is a definite possibility, actual results may differ from current estimates, perhaps materially. The Company will endeavor to provide information about future cash distributions, if any, at such time as it believes that they are reasonably estimable.
Handleman’s other operations, which are not involved in or affected by the transaction announced today, include Crave Entertainment Group, Inc. (“Crave”), a leading full-service distributor of video game software, hardware, and related accessories and a specialty video game publisher; Handleman UK Limited, a leading UK-based distributor and store merchandiser of books, music, computer games and other products; Artist to Market Distribution (“A2M”), an independent music distributor that works directly with branded artists and artists’ management to streamline the supply chain and deliver new music product to the marketplace at a lower cost; and REPS LLC, a national in-store merchandiser. As previously announced, Handleman has retained the investment banking firm W.Y. Campbell & Company for the purpose of exploring a sale or other strategic options for Crave.
Cautionary Comment Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements because of factors affecting any of a number of critical objectives, including, without limitation, our reaching a final agreement to sell the assets and operations of our Canadian subsidiary to Anderson and obtaining of all required regulatory approvals, our ability to transition our U.S. music customers other than Wal-Mart to other vendors smoothly, maintaining satisfactory working relationships with our lenders, customers and vendors, retaining key personnel, satisfactory resolution of any outstanding claims or claims which may arise, finding and capitalizing on opportunities to maximize the value of the Company’s non-music operations, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.
Handleman Company Contacts:

Khaled Haram	Greg Mize
Senior Vice President and CFO	VP of Investor Relations and Treasurer
(248) 362-4400, Ext. 8765	(248) 362-4400, Ext. 211